                                                                  EXHIBIT (b)(2)

                FIRST AMENDMENT TO CREDIT AGREEMENT AND WAIVER
                ----------------------------------------------


     THIS FIRST AMENDMENT TO CREDIT AGREEMENT AND WAIVER (this "Amendment") is entered into as of August 18, 1999 by and between WORLDWIDE SPORTS & RECREATION, INC., a Delaware corporation (the "Borrower"), ANTARES CAPITAL CORPORATION, a Delaware corporation, as Agent and as Lender, and each of the other Persons who are signatories hereto (individually, a "Loan Party" and collectively, the "Loan Parties").


                              W I T N E S S E T H:


     WHEREAS, Borrower, Agent and Lender have entered into that certain Credit Agreement dated as of August 5, 1999 (as the same may be amended, modified, restated or otherwise supplemented from time to time, the "Credit Agreement"); and

     WHEREAS, the parties to the Credit Agreement desire to amend the Credit Agreement all on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

     1.  Defined Terms.  Capitalized terms used but not defined herein shall
         -------------
have the meanings ascribed to them in the Credit Agreement.

     2.  Amendments.   The Credit Agreement is hereby amended as follows:
         ----------

         (a) Simultaneously with The First National Bank of Chicago ("First Chicago") becoming a Lender under the Credit Agreement, Irrevocable Standby Letter of Credit No. 00332065 dated September 5, 1996, of which $162,000 remains available, Irrevocable Letter of Credit No. 00245691 dated January 12, 1998, of which $687,326.10 remains available, and Irrevocable Standby Letter of Credit dated August 16, 1999 of which $1,662,555 remains available, each issued by First Chicago, shall be deemed Lender Letters of Credit under the Credit Agreement. In addition, First Chicago shall be a permitted issuer of Lender Letters of Credit but shall be under no obligation to so issue. For purposes of subsection 1.1(c) of the Credit Agreement, amounts paid by First Chicago pursuant to such Lender Letters of Credit shall be deemed amounts paid by the Agent, and First Chicago shall enjoy the same rights to indemnity and reimbursement with respect thereto as the Agent enjoys with respect to Lender Letters of Credit issued by it.

          (b) Subsection 1.3(c) of the Credit Agreement is hereby amended by deleting the word "exists" in the second line thereof and inserting the word "exists" after the phrase "or 7.1(c)".

          (c) Subsection 3.11(b) of the Credit Agreement is hereby amended by deleting the word "here" and substituting the word "there" therefor.

          (d) Subsection 4.3(a) of the Credit Agreement is deleted in its entirety and the following is substituted therefor:

     "(a) (i) the occurrence or existence of any Default or Event of Default or
     (ii) any event or circumstance that foreseeably will become a Default or Event of Default under any of Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.9, 5.11 or Article VI;"

          (e) Section 4.10 of the Credit Agreement is hereby amended by adding the phrase "and financing Permitted Acquisitions" at the end of such section.

          (f) Section 5.3 of the Credit Agreement is hereby amended by adding the phrase "and except Permitted Acquisitions may be consummated" at the end of such section.

          (g) Section 5.4 of the Credit Agreement is hereby amended by deleting the period at the end of clause (g) thereof, substituting a semicolon therefore and adding the following at the end of such section:

     "(h) Borrower and its Subsidiaries may consummate Permitted Acquisitions and may create Subsidiaries to consummate Permitted Acquisitions."

          (h) Subsection 7.1(l) of the Credit Agreement is hereby amended by deleting the phrase "in each instance, in (i), (ii), (iii) and (iv)" and substituting "in each instance, in clauses (i), (ii), (iii) and (iv) above" therefor.

          (i) Subsection 7.1(m) of the Credit Agreement is hereby amended by deleting the word "shall" appearing immediately after the word "Obligations".

          (j) Section 8.10 of the Credit Agreement is hereby amended by deleting clause (c) thereof in its entirety.

          (k) The Credit Agreement is hereby amended by adding the following at the end of Article VIII.

     "8.11 Co-Agent. Notwithstanding any provision to the contrary contained
           --------
     elsewhere in this Agreement or in any other Loan Documents, the Co-Agent shall not have any duties or responsibilities, nor shall the Co-Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Co-Agent."

          (l) Subsection 9.1(b) of the Credit Agreement is hereby amended by deleting the phrase "1.8(e) or 1.8(g)" in the parenthetical at the end of such subsection and substituting "or 1.8(e)" therefor.

          (m) Section 11.1 of the Credit Agreement is hereby amended by adding the following thereto in the correct alphabetical order:

     ""Permitted Acquisition" means an Acquisition of all of the capital stock, partnership interests or membership interests of a Target, or any asset or group of assets of a Target, which satisfies all of the following conditions:

          (i) The Target must be in the same or related line of business as the Borrower, must have generated positive EBITDA for the immediately preceding year (excluding extraordinary expenses, identifiable and verifiable cost savings and excess management compensation, in each instance, approved by Required Lenders) and the transaction must be structured as an asset purchase by, or merger with, a Wholly-Owned Subsidiary of Borrower organized in a jurisdiction located in the United States (a "Domestic Subsidiary") or a purchase by Borrower or a Domestic Subsidiary of all of the equity securities of the Target;

          (ii) No Default or Event of Default shall have occurred and be continuing or would arise as a result of such Acquisition;

          (iii) (A) The aggregate purchase price (including the fair market value of any non-cash component of such purchase price and any assumed liabilities) to be paid by the Borrower or its Subsidiaries (all such items being collectively referred to as the "Acquisition Cost") for any single Acquisition and the aggregate Acquisition Cost for all Acquisitions within any twelve (12) month period is less than $5,000,000, and (B) the aggregate Acquisition Cost for all Acquisitions is less than $10,000,000;

          (iv) Borrower shall have demonstrated to the reasonable satisfaction of Required Lenders that Pro forma EBITDA of the Target for the twelve (12) month period prior to such Acquisition is greater than $0;

          (v) After the consummation of any such Acquisition, the Maximum Revolving Loan Balance exceeds outstanding Revolving Loans by an amount not less than $3,000,000;

          (vi) The business and assets (and, if applicable, all shares of capital stock or other equity securities) so acquired in such Acquisition shall be acquired by Borrower or its Wholly-Owned Subsidiary free and clear of all Liens (other than Permitted Liens) and all Indebtedness and liabilities unless otherwise permitted in this Agreement;

          (vii) All environmental audits, pro forma financial statements, appraisals, if any, accounting reviews and due diligence reports conducted by Borrower, with respect to the business to be acquired shall have been delivered to Agent promptly after they are made available to Borrower;

          (viii) Borrower shall have delivered revised schedules to this Agreement to the extent necessary to disclose facts pertaining to the Target;

          (ix) With respect to the Target acquired or financed with the proceeds of a Loan, and prior to or simultaneously with the funding of such Loan, the Agent shall have been granted, for the benefit of Agent and the Lenders, a first priority lien on and security interest in such Target thereof, subject only to Permitted Liens, and shall have received, without limitation, (a) the items described in subsection 2.1(d)(ii) and Section 4.12, and (b) duly executed UCC financing statements or amendments to existing financing statements with respect to such Target, in form and substance reasonably satisfactory to the Agent and which, upon filing, shall perfect the first priority security interest of the Agent, for the benefit of Agent and the Lenders, in such property. In the event real property is being acquired in connection with such Acquisition, prior to or simultaneously with the funding of such Loan, the Agent shall have received
     (x) a fully executed Mortgage, in form and substance reasonably satisfactory to the Agent together with an ALTA lender's title insurance policy issued by a title insurer reasonably satisfactory to the Agent, in form and substance and in an amount reasonably satisfactory to the Agent insuring that the Mortgage is a valid and enforceable first priority lien on the respective property, free and clear of all defects, encumbrances and Liens (other than the Permitted Liens), (y) then current surveys, certified to the Agent and the Lenders by a licensed surveyor sufficient to allow the issuer of the lender's title insurance policy to issue such policy without a survey exception and (z) an environmental site assessment prepared by a qualified firm reasonably acceptable to the Agent and the Lenders, in form and substance satisfactory to the Agent and the Lenders;

          (x) Agent shall have received a certificate of Borrower's chief financial officer demonstrating to the reasonable satisfaction of Agent that after giving effect to such Acquisition on a pro forma basis as if such Acquisition had occurred on the first day of the twelve (12) month period ending on the last day of Borrower's most recently completed calendar month, Borrower would have been in compliance with each of the financial covenants contained in Article VI; and

          (xi) (a) The Agent shall have received complete executed or conformed copies of each material document, instrument and agreement executed in connection with such Acquisition (collectively, "Acquisition Documents");

                 (b) The Agent shall have received, for the benefit of the Lenders, a collateral assignment of the seller's representations, warranties and indemnities to the Borrower or its Subsidiary under the Acquisition Documents;

          (xii) Such Acquisition shall be permitted under the Subordinated Note Agreement."

     ""Target" means any Person organized in a jurisdiction located within the United States or business unit or asset group located in the United States acquired or proposed to be acquired in a Permitted Acquisition."

          (n) Simultaneously with General Electric Capital Corporation becoming a Lender under the Credit Agreement, General Electric Capital Corporation shall be deemed to be Co-Agent.

     3.   Conditions.  The effectiveness of this Amendment is subject to the
          ----------
following conditions precedent:

          (a) the execution and delivery of this Amendment by Borrower, Agent, Lenders and the Loan Parties;

          (b) receipt by Agent of Subordinated Noteholders' consent to the execution, delivery and performance of this Amendment; and

          (c) confirmation from First Chicago that the Credit Agreement dated April 27, 1995 has been terminated.

     4.   Representations and Warranties.   Borrower hereby represents and
          ------------------------------
warrants to Agent and each Lender as follows:

          (a) Borrower and each of its Subsidiaries is a corporation or limited liability company, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable;

          (b) Borrower and each of its Subsidiaries has the power and authority to execute, deliver and perform its obligations under this Amendment;

          (c) the execution, delivery and performance by Borrower and each of its Subsidiaries of this Amendment have been duly authorized by all necessary action;

          (d) this Amendment constitutes the legal, valid and binding obligation of Borrower and each of its Subsidiaries, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditor's rights generally or by equitable principles relating to enforceability; and

          (e)  no Default or Event of Default exists.

     5.   No Waiver.  Nothing contained herein shall be deemed to constitute a
          ---------
waiver of compliance with any term or condition contained in the Credit Agreement or any of the other Loan Documents or constitute a course of conduct or dealing among the parties. Except as expressly stated herein, Agent and Lender reserve all rights, privileges and remedies under the Loan Documents. Except as amended hereby, the Credit Agreement and other Loan Documents remain unmodified and in full force and effect. All references in the Loan Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby.

     6.   Counterparts.  This Amendment may be executed by one or more of the
          ------------
parties to this Amendment and any number of separate counterparts, each of which when so executed, shall be deemed an original and all said counterparts when taken together shall be deemed to constitute but one and the same instrument.

     7.   Successors and Assigns.  This Amendment shall be binding upon and
          ----------------------
inure to the benefit of Borrower and each Loan Party and their successors and assigns and the Agent and the Lenders and their successors and assigns.

     8.   Further Assurance.  Borrower hereby agrees from time to time, as and
          -----------------
when requested by the Agent or Lender, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements and to take or cause to be taken such further or other action as the Agent or Lender may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Amendment, the Credit Agreement and the Loan Documents.

     9.   GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY AND SHALL BE
          -------------
CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

     10.  Severability.  Wherever possible, each provision of this Amendment
          ------------
shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Amendment.

     11.  Reaffirmation. Each of the Loan Parties as debtor, grantor, pledgor,
          -------------
guarantor, assignor, or in other any other similar capacity in which such Loan Party grants liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party (after giving effect hereto) and (ii) to the extent such Loan Party granted liens on or security interests in any of its property pursuant to any such Loan Document as security for or otherwise guaranteed the Borrower's Obligations under or with respect to the Loan Documents, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations as amended hereby. Each of the Loan Parties hereby consents to this Amendment and acknowledges that each of the Loan Documents remains in full force and effect and is hereby ratified and reaffirmed. The execution of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or Lenders, constitute a waiver of any provision of any of the Loan Documents or serve to effect a novation of the Obligations.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

                                       BORROWER:
                                       --------

                                       WORLDWIDE SPORTS & RECREATION, INC., a
                                       Delaware corporation


                                       By:________________________________
                                       Title:_____________________________


                                       AGENT AND LENDER:
                                       ----------------

                                       ANTARES CAPITAL CORPORATION,
                                       as Agent and as Lender


                                       By:________________________________
                                       Title: ______ Director

                                       LOAN PARTIES:
                                       ------------

                                       BUSHNELL CORPORATION

                                       By:________________________________
                                       Title:_____________________________

                                       BUSHNELL CORPORATION OF CANADA

                                       By:________________________________
                                       Title:_____________________________

                                       VOIT SPORTS, INC.

                                       By:________________________________
                                       Title:_____________________________

                                       VOIT CORPORATION

                                       By:________________________________
                                       Title:_____________________________

                                       OLD WSR, INC.

                                       By:________________________________
                                       Title:_____________________________

                                       9